CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated January 26, 2017 on the financial statements and financial highlights of Exceed Defined Shield Index Fund, a series of shares of beneficial interest in Forum Funds. Such financial statements and financial highlights appear in the November 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 25, 2017